Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT ANNOUNCES INTERIM ACQUISITION AGREEMENT TO ACQUIRE

XTERO DATACOM, INC.

October 5, 2007, Portland, Oregon	NASDAQ: SMIT

Schmitt Industries, Inc. (Schmitt) is pleased to announce the completion of an Interim Acquisition Agreement with Xtero Datacom, Inc. (Xtero) of Vancouver BC pursuant to which Schmitt will acquire all of the outstanding shares of Xtero in exchange for shares of common stock of Schmitt.  Upon closing of the acquisition, which is expected to occur no later than May 2008, Schmitt will own all of Xtero’s assets, including patented technologies for remote satellite sensing of large storage tanks.  During 2007, Schmitt has monitored the field testing of Xtero’s products and is convinced of the accuracy, reliability and durability of the Xtero patented ultrasonic sensor technology and its potential for widespread global market applications in propane, gasoline, ammonia, diesel and other chemical storage tanks.

As previously reported in February 2007, Schmitt has loaned Xtero $250,000 which funds were used for patent work and other corporate product development and testing activities.  Pursuant to the Agreement, Schmitt will loan Xtero an additional $250,000;  Schmitt will have control over how these funds are used during the period prior to closing.

Upon closing, Schmitt will issue 200,000 shares of Schmitt common stock to Xtero shareholders in exchange for their Xtero shares.  In addition, Xtero shareholders will be eligible to receive Schmitt shares pursuant to an “earn out” program ending in May 2013.  The number of earn-out shares to be issued is calculated by dividing (i) 50% of net annual after tax earnings derived from

Xtero products by (ii) the average closing price for a share of Schmitt (up to $27.72) for the period of April 1 through July 31 of each Schmitt fiscal year through 2013.

Wayne A. Case, President and CEO of Schmitt Industries, Inc. said the following:  “I am very excited about the patented Xtero remote sensor technology and the group of products that Schmitt will introduce to these various global markets early in 2008.   It is anticipated that the first market Schmitt will pursue with this technology is the propane gas market.  We estimate there are over 250,000 such large propane storage tanks (10,000 to 30,000 gallons each) in the North American market and more than double that amount on a global basis.  Each tank has three revenue opportunities for Schmitt:  the first being the sale of the hardware; the second being the sale of monitoring data to the user; and the third being the software to present this data in various methods to fit the customer needs.   What makes this product unique is its ability to be externally mounted on any tank and give the proper reading of the fill levels of that tank within +/- 2% utilizing the Xtero patented ultrasonic sensors.  This solves major problems that now exist in the marketplace in propane, gasoline, diesel and ammonia and other chemical tanks.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com